                                        EX-99.B(h)tmssacomp

          WADDELL & REED ADVISORS TAX-MANAGED EQUITY FUND, INC.

                                EXHIBIT B
                              COMPENSATION

Class A Shares

An amount payable on the first day of each month of $1.3375 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class B Shares

An amount payable on the first day of each month of $1.3375 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class C Shares

An amount payable on the first day of each month of $1.3375 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class Y Shares

An amount payable on the first day of each month equal to 1/12 of .15 of 1%
of the average daily net assets of the Class for the preceding month.

Effective September 1, 2000

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